Exhibit 10.1

October 20, 2011

Mike Wirkkala

2727 Revere St. #4057

Houston, TX 77098

michael.wirkkala@gmail.com

Dear Mike:

It gives me great pleasure to confirm in writing the offer of employment that we have discussed. I am extremely excited with respect to the prospect of working with you, and believe that your leadership style, talent and experience are a tremendous fit with the nature of our Company’s culture end our exciting plans for growth. Here are the specifics of our offer:

Start Date: October 31, 2011

Position: Executive Vice President of Operations & COO

Supervisor: Jeff Gordman, President & CEO

Salary: You will receive a biweekly base salary of $11,538.46 (26 biweekly periods per year) which, when annualized, would equate to $300,000. Paydays are every other Friday.

Annual Bonus: You will be eligible to participate in the Incentive Compensation Program for Officers according to the terms of that program. The annual bonus target for your position, assuming the performance thresholds are reached, is approximately 35% of the base salary in effect at the start of the fiscal year, with a maximum of 69%. Any bonus earned for fiscal 2011 will be prorated for the months employed. Bonuses are paid, less applicable taxes and withholdings, within 75 days of the close of the Fiscal Year. You will not be eligible to receive an annual bonus if your employment terminates prior to the date the bonus is paid.

Signing Bonus: Gordmans will pay you within your first two weeks of employment a sign-on bonus in the amount of $50,000, less applicable taxes and withholdings. Should you voluntarily resign your position with Gordmans, you agree that you will reimburse the Company for the entire amount of the $50,000 bonus if your resignation occurs in the first 12 months of employment, 75% if a resignation occurs between 13 and 24 months, and 50% repayment if a resignation occurs between 25 and 36 months. You authorize Gordmans to deduct any reimbursement obligation you may have from any amounts Gordmans owes to you, and if such deduction does not satisfy your reimbursement obligation, you will immediately pay Gordmans the difference.

Equity Participation: In summary, you will be granted options to acquire 40,000 shares of the Company’s common stock, pursuant to a Non-Qualified Stock Option Agreement issued under the 2010 Omnibus Incentive Compensation Plan. The exercise price of the stock options will be equal to the market price on the date of grant and the rate of vesting will be 20% per year beginning on the first anniversary of the grant date, based upon the provisions of the Non-Qualified Stock Option Agreement. The formal Non-Qualified Stock Option Agreement will be drafted and sent to you for your review and signature as soon as administratively possible.

Relocation: Your eligible expenses in relocating from Houston, TX to Omaha, NE will be reimbursed in accordance with company policy. Our relocation policy will cover a maximum of $50,000 in eligible expenses including house hunting trips, closing costs, commissions and moving van expenses, and will include up to $12,000 of relocation expenses owed to your former employer, Charming Charlie, as a result of your separation of employment.

Benefits: During the 60-day waiting period for benefits, Gordmans will subsidize any COBRA healthcare payments that you may be making to your previous employer such that your net cost is no more than you would pay as an active participant under our healthcare plan. Note that officers are eligible for four weeks of vacation each year. A complete listing of benefits and eligibility requirements will be provided.

Performance Review: Your performance will be formally evaluated at the end of each fiscal year against the objectives agreed to by you and your supervisor. Your salary will be adjusted annually according to the degree of attainment of those objectives. You will receive a pro-rated performance review (based on length of service) on or about February 1, 2012 and annually thereafter.

Separation of Employment: Our relationship will be based on mutual respect and consent, and therefore will continue only as long as both parties find the relationship to be satisfactory. Accordingly, you are free to terminate your employment with proper notice whenever you feel it would be in your best interest to do so. By the same token, Gordmans reserves the right to terminate employment whenever, in its discretion, it is felt necessary to do so. This is known as employment “at-will.” If, however, your employment is terminated by Gordmans without cause or within nine months of a change in control, the location of your place of work is moved more than 50 miles, or the position and scope of your responsibilities are significantly reduced, then, subject to execution of a release of claims against us, you will receive salary continuation up to the earlier of six months or the date on which you are employed by a third party. Additionally, you will receive continued medical and dental coverage during this period. If termination occurs for cause, you will not be entitled to any compensation whatsoever from Gordmans beyond the last day worked. “Cause” for termination of employment is defined, in the reasonable opinion of the President & CEO of the Company, as (i) willful or deliberate misconduct as an employee of the Company; (ii) misappropriation or misuse of the Company’s trade secrets or proprietary information, including the disclosure of confidential information to others; (iii) any act of embezzlement or fraud against the Company or its customers or vendors, or dishonesty; (iv) any conduct which is or may be injurious to the Company (including its reputation), its customers, or its vendors; (v) any immoral or illegal conduct; and (v) negligence which manifests culpability, wrongful intent, evil design, or substantial disregard of Gordmans’ interests or of your duties and obligations. You will not be entitled to any severance or payment beyond your last day worked if you terminate your employment with Gordmans.

Business Ethics/Conflict of Interest: Please carefully read the enclosed Business Ethics/Conflict of Interest policy and sign the Compliance and Disclosure Statement. This offer of employment, and your continuing employment, is conditional upon the absence of any conflicts of interest as defined in our policy.

Identity/Employment Eligibility: This offer of employment is contingent on your ability to provide appropriate original documentation verifying your identity and eligibility to work in the United States as required by The Immigration Reform and Control Act. The attached “List of Acceptable Documents” outlines the documentation that we are required to review. Please bring one document from List A OR one document from List B AND one document from List C on your first day of employment. Should you be unable to provide the necessary documents within the government mandated 72 hours, your employment may be terminated.

This letter contains all the specifics of our offer and any changes must be in writing and signed by Gordmans. Please indicate your formal acceptance of this offer of employment with Gordmans by returning a signed copy of this letter to me as soon as possible. Please mail or scan the signed letter and Disclosure Statement to my attention at jeff.gordman@gordmans.com.

Mike, if you have any questions about the specifics of this offer, please do not hesitate to call me. We are very confident that your talents and experience will enable you to make a significant positive impact on the Gordmans shopping experience as well as the work experience. Once again, I am extremely enthusiastic about the prospect of working together, as is our entire management team, and greatly appreciate your giving this offer every consideration.

Best regards,

/s/ Jeff Gordman
Jeff Gordman

ACCEPTED AND AGREED:

Signature	/s/ Mike Wirkkala	Date	October 20, 2011
Mike Wirkkala

LIST OF ACCEPTABLE DOCUMENTS

List A	List B	List C
Documents that Establish Both Identity and Employment Eligibility	Documents that Establish Identity	Documents that Establish Employment Eligibility

1.      U.S. Passport or U.S. Passport card

2.      Certificate of U.S. Citizenship (INS Form N-550 or N-561).

3.      Certificate of Naturalization (INS Form N-550 or N-570).

4.      Unexpired foreign passport, with I-551 stamp or attached INS Form I-94 indicating unexpired employment authorization.

5.      Alien Registration Receipt Card with photograph (INS Form I-151 or I-551).

6.      Unexpired Temporary Resident Card (INS Form I-668).

7.      Unexpired Employment Authorization Card (INS Form I-668A).

8.      Unexpired Reentry Permit
(INS Form I-327).

9.      Unexpired Refugee Travel Document (INS Form I-571).

10.    Unexpired Employment Authorization Document issued by the INS which contains a photograph
(INS Form I-688B).

1.      Driver’s license or ID card by a state or outlying possession of the U.S. provided it contains a photograph or information such as name, date of birth, sex, height, eye color, and address.

2.      ID card issued by federal, state, or local government agencies or entities provided it contains a photograph or information such as name, date of birth, sex, height, eye color, and address.

3.      School ID card with a photograph.

4.      Voter’s registration card.

5.      U.S. Military card or draft record.

6.      Military dependent’s ID card.

7.      U.S. Coast Guard Merchant Mariner Card.

8.      Native American tribal document.

9.      Driver’s license issued by a Canadian government authority.

10.    School record or report card.

11.    Clinic, doctor, or hospital record.

12.    Day-care or nursery school record.

1.      U.S. Social Security Card issued by the Social Security Administration (other than a card stating it is not valid for employment).

2.      Certification of Birth Abroad issued by the Department of State (Form FS-545 or Form DS-1350).

3.      Original or certified copy of a birth certificate issued by a state, county, municipal authority or outlying possession of the U.S. bearing an official seal.

4.      Native American tribal document.

5.      U.S. Citizen ID Card (INS
Form I-197).

6.      ID Card for use of Resident Citizen in the U.S. (INS
Form I-179).

7.      Unexpired employment authorization document issued by the INS (other than those listed under List A).